                                                                     EXHIBIT 8.2


                                  LETTERHEAD OF
                 RIKER, DANZIG, SCHERER, HYLAND & PERRETTI, LLP

                                  June 17, 1999


Norton Drilling Services, Inc.
5211 Brownfield Highway, Suite 230
Lubbock, Texas 79407

Gentlemen:

         You have requested our opinion concerning certain United States federal income tax consequences of the proposed merger (the "MERGER") of NDS Acquisition Corp., a Delaware corporation ("SUB") and wholly owned subsidiary of UTI Energy Corp., a Delaware corporation ("UTI"), with and into Norton Drilling Services, Inc., a Delaware corporation ("NDS"), pursuant to the Agreement and Plan of Merger, dated as of April 26, 1999 (the "MERGER AGREEMENT"), by and among UTI, Sub, NDS and the stockholders of NDS signatory thereto. Descriptions of the parties and of the Merger and related transactions are set forth in the Merger Agreement and the Proxy Statement/Prospectus (the "PROXY STATEMENT") included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 7, 1999, as amended on June 17, 1999 (the "REGISTRATION STATEMENT").

         In rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth, accuracy and completeness at all relevant times (including as of the date hereof and as of the effective time of the Merger) of, the information, facts, statements, representations and covenants contained in (i) the Merger Agreement, (ii) the Proxy Statement and (iii) the officers' certificates dated June 15, 1999 and June 17, 1999, that were provided to us by UTI and NDS and that are attached hereto as EXHIBIT A and EXHIBIT B, respectively. In addition, we assume that the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement. Any inaccuracy in any of the aforementioned information, facts, statements, representations and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

                             SUMMARY OF TRANSACTIONS

         Pursuant to the Merger Agreement, at the effective time Sub will be merged with and into NDS pursuant to the provisions of and with the effect provided in the Delaware General Corporation Law. NDS will be the surviving corporation resulting from the Merger. In the Merger, NDS will succeed to all of the assets of Sub.


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Norton Drilling Services, Inc.
June 17, 1999
Page 2




         At the effective time of the Merger, the issued and outstanding capital stock of NDS will consist solely of shares of common stock, $.01 par value ("NDS STOCK"). In the Merger, each share of NDS Stock not owned by NDS, UTI, Sub, any wholly owned subsidiary of NDS, UTI or Sub, or any entity controlling UTI, will be exchanged for and converted into .2631579 shares of voting common stock, $.001 par value, of UTI ("UTI STOCK"). Pursuant to the Merger Agreement, cash will be paid in lieu of any fractional shares of UTI Stock. Apart from the cash paid in lieu of fractional shares, the consideration paid to NDS stockholders for their NDS Stock will consist solely of UTI Stock.

         The Merger Agreement provides that the parties intend the Merger to constitute a reorganization, within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

                                     OPINION

         Based upon the foregoing and such legal considerations as we deem relevant, and subject to the matters, limitations and qualifications set forth below, it is our opinion that for United States federal income tax purposes:

         1. the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code;

         2. UTI, Sub and NDS will each be a party to the reorganization within the meaning of section 368(b) of the Code;

         3. no gain or loss will be recognized by the stockholders of NDS as a result of the Merger upon conversion of the shares of NDS Stock solely into shares of UTI Stock; however, gain or loss will be recognized upon the receipt of cash, if any, received in lieu of fractional shares of UTI Stock; and

         4. no gain or loss will be recognized by NDS as a result of the Merger.

                         LIMITATIONS AND QUALIFICATIONS

         This opinion is based upon our interpretation of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. Neither UTI nor NDS has requested or received any advance ruling from the Internal Revenue Service (the "SERVICE") pertaining to the transactions described herein. Our opinion will not be binding upon the Service or any court, and no assurance can be given that the Service will not adopt a contrary position and challenge some or all of the conclusions set forth above in an audit of an NDS stockholder or of one or more of the parties to the Merger. If such a challenge occurs, it may be necessary to resort to administrative proceedings or litigation in an


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Norton Drilling Services, Inc.
June 17, 1999
Page 3



effort to sustain such conclusions, and there can be no assurance that such conclusions ultimately will be sustained. In the event that the Merger were held not to qualify as a reorganization under section 368(a) of the Code, a stockholder of NDS would recognize gain or loss in an amount equal to the difference between such stockholder's basis in his or her shares of NDS Stock and the fair market value, as of the effective date of the Merger, of the UTI Stock received in exchange therefor. In such event, such stockholder's basis in the UTI Stock so received would be equal to its fair market value as of the effective date of the Merger, and the holding period for such stock would begin on the day after the effective date of the Merger.

         Our opinion does not address all tax consequences applicable to the Merger and is limited to the conclusions set forth above, and no other opinions are expressed or implied. Moreover, tax consequences that are different from or in addition to those described herein may apply to NDS stockholders who are subject to special treatment under the United States federal income tax laws, including, but not limited to, those referred to in the first paragraph under the caption "Certain United States Federal Income Tax Consequences" in the Proxy Statement. Further, our opinion is limited to the United States federal income tax consequences of the transactions described herein. Thus, for example, no opinion is expressed concerning any state, local or foreign tax consequences of such transactions.

         This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Merger Agreement and is not to be relied upon by any other person, quoted in whole in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the caption "Certain United States Federal Income Tax Consequences" in the Proxy Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              /s/ Riker, Danzig, Scherer, Hyland & Perretti LLP

                              Riker, Danzig, Scherer, Hyland & Perretti LLP



Attachments

                                                                       EXHIBIT A

                                UTI ENERGY CORP.

                              OFFICER'S CERTIFICATE


         The undersigned, a duly authorized officer of UTI Energy Corp., a Delaware corporation "UTI"), and acting as such, in connection with the opinions to be delivered by the law firms of Fulbright & Jaworski L.L.P. and Riker, Danzig, Scherer, Hyland & Perretti LLP with respect to the proposed merger (the "MERGER") of NDS Acquisition Corp., a Delaware corporation ("SUB") and a wholly owned subsidiary of UTI, with and into Norton Drilling Services, Inc., a Delaware corporation ("NDS"), pursuant to the Agreement and Plan of Merger, dated as of April 26, 1999 (the "AGREEMENT"), by and among UTI, Sub, NDS and the stockholders of NDS signatory thereto, and recognizing that such law firms will rely on this Officer's Certificate in delivering their opinions, hereby certifies that the undersigned is familiar with the transactions contemplated by, and the terms and provisions of, the Agreement, has personal knowledge of the matters covered by the representations made herein and is authorized to make these representations on behalf of UTI, and the undersigned further certifies to the best knowledge and belief of the management of UTI as follows:

         1. The facts and other information that relate to the Merger and related transactions as described in the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 7, 1999, as amended on June 17, 1999, are true, accurate and complete, and will be true, accurate and complete at the effective time of the Merger (the "EFFECTIVE TIME").

         2. The fair market value of the UTI stock to be received by each NDS stockholder will be approximately equal to the fair market value of the NDS stock surrendered by such stockholder in exchange therefor.

         3. Prior to the Merger, UTI will be in control of Sub within the meaning of section 368(c) of the Internal Revenue Code of 1986, as amended (the "CODE").

         4. Sub is a newly created wholly-owned subsidiary of UTI that was formed solely for the purpose of effectuating the Merger.

         5. There will be no dissenters' rights available with respect to the Merger.

         6. Following the Merger, NDS will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets and at least ninety percent (90%) of the fair market value of Sub's net assets and at least seventy percent (70%) of the fair market value of Sub's gross assets held immediately prior to the Merger, taking into account amounts paid by NDS or Sub to stockholders who receive cash or other property, amounts used by NDS or Sub to pay Merger expenses, and any redemptions or distributions (other than regular, normal dividends) made by NDS or Sub.


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




         7. UTI has no plan or intention to (i) liquidate NDS, (ii) merge NDS with and into another corporation, (iii) sell or otherwise dispose of the stock of NDS except for transfers of stock to corporations controlled (within the meaning of section 368(c) of the Code) by UTI, (iv) cause or permit NDS to issue additional shares of its capital stock that would result in UTI losing control (within the meaning of section 368(c) of the Code) of NDS, (v) cause or permit NDS to sell or otherwise dispose of any of its assets or any of the assets acquired from Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by NDS, or (vi) reacquire any of its stock issued to the holders of NDS stock pursuant to the Merger.

         8. Sub will have no liabilities assumed by NDS, and will not transfer to NDS any assets subject to liabilities, in the Merger.

         9. No person related to UTI within the meaning of Treasury Regulation section 1.368-1(e) has acquired (or has any plan or intention to acquire) any NDS stock other than the acquisition of NDS stock pursuant to the Merger.

         10. Following the Merger, NDS will continue its "historic business" or use a "significant portion" of its historic business assets in a business, as such terms are used in Treasury Regulation section 1.368-1(d).

         11. UTI and Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

         12. There is no intercorporate indebtedness existing between UTI and NDS or between Sub and NDS that was issued, acquired or will be settled at a discount.

         13. In the Merger, shares of NDS stock representing control of NDS, as defined in section 368(c) of the Code, will be exchanged solely for voting stock of UTI. For purposes of this representation, shares of NDS stock exchanged for cash or other property originating with UTI will be treated as outstanding NDS stock on the date of the Merger.

         14. UTI does not own, and has not owned during the past five years, any shares of the capital stock of NDS.

         15. Neither UTI nor Sub is an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

         16. None of the compensation to be received by any stockholder-employees of NDS will be separate consideration for, or allocable to, any of their shares of NDS stock; none of the shares of UTI stock to be received by any stockholder-employees of NDS will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees of NDS will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         17. No fractional share of UTI stock will be issued with respect to the Merger.


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



         18. The payment of cash in lieu of fractional shares of UTI stock is solely for the purpose of avoiding the expense and inconvenience to UTI of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid instead of issuing fractional shares of UTI stock will not exceed one percent (1%) of the total consideration that will be issued pursuant to the Merger to the NDS stockholders in exchange for their NDS stock. The fractional share interests will be aggregated, and no NDS stockholder will receive cash in an amount greater than the value of one (1) full share of UTI stock.

         19. Neither UTI nor Sub will take or omit to take any action (whether before, on or after the Effective Time) that would cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code.

         20. UTI and Sub will treat, record and account for the Merger as a reorganization under section 368(a) of the Code for all purposes, including, but not limited to, United States federal income tax purposes, and all financial accounting and regulatory purposes.

         21. The Merger and related transactions will be carried out in accordance with the terms of the Agreement, including any attachments thereto, and there are no other relevant agreements, arrangements or understandings relating to the Merger other than those described or referenced in the Agreement.

         22. UTI is authorized to make all of the representations made by it and set forth herein.

         I understand that (i) you will rely upon the above representations by us in connection with issuing your opinion, (ii) the representations in this Officer's Certificate are made as of the date hereof and as of the Effective Time and (iii) you may disclose these representations in connection with issuing your opinion.

         Dated:  June 17, 1999.


                                                     UTI ENERGY CORP.



                                                     By /s/ John E. Vollmer
                                                       -------------------------
                                                         John E. Vollmer III
                                                      Senior Vice President and
                                                       Chief Financial Officer



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

                                                                       EXHIBIT B




                         NORTON DRILLING SERVICES, INC.

                              OFFICER'S CERTIFICATE


         The undersigned, a duly authorized officer of Norton Drilling Services, Inc., a Delaware orporation ("NDS"), and acting as such, in connection with the opinions to be delivered by the law firms of Fulbright & Jaworski L.L.P. and Riker, Danzig, Scherer, Hyland & Perretti LLP with respect to the proposed merger (the "MERGER") of NDS Acquisition Corp., a Delaware corporation ("SUB") and a wholly owned subsidiary of UTI Energy Corp., Inc., a Delaware corporation ("UTI"), with and into NDS, pursuant to the Agreement and Plan of Merger, dated as of April 26, 1999 (the "AGREEMENT"), by and among UTI, Sub, NDS and the primary stockholders of NDS signatory thereto, and recognizing that such law firms will rely on this Officer's Certificate in delivering their opinions, hereby certifies that the undersigned is familiar with the transactions contemplated by, and the terms and provisions of, the Agreement, has personal knowledge of the matters covered by the representations made herein and is authorized to make these representations on behalf of NDS, and the undersigned further certifies to the best knowledge and belief of the management of NDS as follows:

         1. The facts and other information that relate to the Merger and related transactions as described in the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 7, 1999, as amended on June 17, 1999, are true, accurate and complete, and will be true, accurate and complete at the effective time of the Merger (the "EFFECTIVE TIME").

         2. The fair market value of the UTI stock to be received by each NDS stockholder will be approximately equal to the fair market value of the NDS stock to be surrendered by such stockholder in exchange therefor.

         3. There will be no dissenters' rights available with respect to the Merger.

         4. Following the Merger, NDS will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets and at least ninety percent (90%) of the fair market value of Sub's net assets and at least seventy percent (70%) of the fair market value of Sub's gross assets held immediately prior to the Merger, taking into account amounts paid by NDS or Sub to stockholders who receive cash or other property, amounts used by NDS or Sub to pay Merger expenses, and any redemptions or distributions (other than regular, normal dividends) made by NDS or Sub.

         5. Prior to the Merger, (i) NDS has not redeemed (and will not redeem) any NDS stock and has not made (and will not make) any extraordinary distributions, within the meaning of Temporary Treasury Regulation section 1.368-1T(e)(1)(ii)(A), with respect thereto; and (ii) no person that is related to NDS, within the meaning of Temporary Treasury Regulation section 1.368-1T(e)(2)(ii) has acquired (or will acquire) NDS stock from any holder thereof.


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

         6. NDS has no plan or intention to issue any additional shares of its stock that would result in UTI losing control of NDS within the meaning of section 368(c) of the Internal Revenue Code of 1986, as amended (the "CODE").

         7. Following the Merger, NDS will continue its "historic business" or use a "significant portion" of its historic business assets in a business, as such terms are used in Treasury Regulation section 1.368-1(d).

         8. NDS and the stockholders of NDS will each pay their respective expenses, if any, incurred in connection with the Merger.

         9. There is no intercorporate indebtedness existing between UTI and NDS or between Sub and NDS that was issued, acquired, or will be settled at a discount.

         10. In the Merger, shares of NDS stock representing control of NDS, as defined in section 368(c) of the Code, will be exchanged solely for voting stock of UTI. For purposes of this representation, shares of NDS stock exchanged for cash or other property originating with UTI will be treated as outstanding NDS stock on the date of the Merger.

         11. At the Effective Time, NDS will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in NDS that, if exercised or converted, would affect UTI's acquisition or retention of control of NDS, as defined in section 368(c) of the Code.

         12. NDS is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

         13. At the Effective Time, the fair market value of the assets of NDS will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

         14. NDS is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code. That is, NDS is not a party to a case under Title 11 of the United States Code or to a receivership, foreclosure or similar proceeding in a federal or state court.

         15. None of the compensation to be received by any stockholder-employees of NDS will be separate consideration for, or allocable to, any of their shares of NDS stock; none of the shares of UTI stock to be received by any stockholder-employees of NDS will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees of NDS will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         16. No fractional share of UTI stock will be issued with respect to the Merger.

         17. The payment of cash in lieu of fractional shares of UTI stock is solely for the purpose of avoiding the expense and inconvenience to UTI of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid instead of issuing fractional shares of UTI stock will not exceed one percent (1%) of the total consideration that will be issued pursuant to the Merger to the NDS stockholders in exchange for their NDS stock. The fractional share interests will be aggregated, and no NDS stockholder will receive cash in an amount greater than the value of one (1) full share of UTI stock.

         18. At no time during the two-year period ending at the Effective Time has NDS distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction to which section 355(a) of the Code applied.

         19. NDS will not be at the Effective Time, and has not been at any time during the five-year period ending at the Effective Time, a United States real property holding corporation within the meaning of section 897(c)(2) of the Code.

         20. NDS will not take or omit to take any action (whether before, on or after the Effective Time) that would cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code.

         21. NDS will treat, record and account for the Merger as a reorganization under section 368(a) of the Code for all purposes, including, but not limited to, United States federal income tax purposes, and all financial accounting and regulatory purposes.

         22. The Merger and related transactions will be carried out in accordance with the terms of the Agreement, including any attachments thereto, and there are no other relevant agreements, arrangements or understandings relating to the Merger other than those described or referenced in the Agreement.

         23. NDS has not transferred any asset to its stockholders in anticipation of the Merger.

         24. NDS is authorized to make all of the representations made by it and set forth herein.

         I understand that (i) you will rely upon the above representations by us in connection with issuing your opinion, (ii) the representations in this Officer's Certificate are made as of the date hereof and as of the Effective Time and (iii) you may disclose these representations in connection with issuing your opinion.

         Dated:  June 15, 1999.

                                         NORTON DRILLING SERVICES, INC.



                                         By: /s/ S. Howard Norton, III
                                             ----------------------------------
                                         Name:   S. Howard Norton, III
                                              ---------------------------------
                                         Title:   President
                                               --------------------------------




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